Exhibit 23



                               ACCOUNTANTS CONSENT



We have issued our report dated May 8, 2003 accompanying the consolidated financial statements of Wayne Savings Banchares, Inc. which are included in the Annual Report on Form 10-K fir the year ended March 31, 2003. We hereby consent to the inclusion of said report in the Corporation's Form 10-K.


/s/ Grant Thorton LLP
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    Grant Thorton LLP

Cincinati, Ohio
June 23, 2003